EXHIBIT (K)(5)(B)

                                 AMENDMENT NO. 1

                                       to

                               INSURANCE AGREEMENT

                                     between
                        FINANCIAL SECURITY ASSURANCE INC.

                                       and
                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.

                  AMENDMENT NO. 1 dated as of March 14, 1990, to the Insurance Agreement dated as of December 1, 1988 (the "Insurance Agreement"), between FINANCIAL SECURITY ASSURANCE INC., a New York stock insurance company ("Financial Security"), and PROSPECT STREET HIGH INCOME PORTFOLIO INC., a Maryland corporation (the "Fund").

                                   WITNESSETH:

         WHEREAS, the fund has issued 300 shares of its Preferred Stock, with an aggregate Liquidation Preference of $30,000,000;

         WHEREAS, Financial Security, at the request of the Fund, has issued its Surety Bond No. 50074-N guarantying, upon the terms provided therein, payment of dividends on, and redemption or liquidation preference amounts in respect of, the Preferred Stock; and

         WHEREAS, the Fund and Financial Security desire to amend the Insurance Agreement to provide for a redemption or repurchase of the Preferred Stock by the Fund in the event of a failed auction upon the terms specified herein;

         NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Financial Security and the Fund hereby agree as follows:

         1. Amendment to Appendix I to the Insurance Agreement. Appendix I to the Insurance Agreement is amended by the addition of the following immediately following the first sentence thereof:

         "Applicable Rate:, "Auction Date", "Dividend Payment date", "Dividend Period", "Maximum Applicable Rate' and "Sufficient Clearing Bids" shall have the meanings provided in the Certificate.

         2.       Amendment to Section 2.04 of the Insurance Agreement.
Section 2.04 of the Insurance Agreement is hereby amended by the addition of the following paragraph immediately following Section 2.04 (1):

                  (j) The Fund agrees for the benefit of the Holders to call for redemption or to repurchase all outstanding shares of the Preferred Stock in the event that the Applicable Rate for the Dividend Period next succeeding the Auction Date in September 1993 is determined to be the Maximum Applicable Rate due to a lack of Sufficient Clearing Bids, with such redemption or repurchase to be completed no later than the second Dividend Payment Date succeeding such Auction Date. Upon the completion of such redemption or repurchase, the Fund agrees to surrender, or cause to be surrendered, the Surety Bond to Financial Security for cancellation.

         3.       Amendment to Section 5.01 of the Insurance Agreement.
Section 5.01 of the Insurance Agreement is hereby amended by deleting paragraph (a) thereof and inserting, in lieu thereof, the following:

                  (a) the Fund shall fail to pay to Financial Security when due any amount payable by the Fund hereunder or under any other Fund Document or shall fail to effect a redemption or repurchase of all outstanding shares of the Preferred Stock in the time period required by Section 2.04(j) hereof.

         4. Redemption Request. If an Event of default has occurred as a result of failure by the Fund to perform its obligations under Section f2.04(j) of the Insurance Agreement, Financial Security intends to submit a Redemption Request pursuant to section 5.02(b) of the Insurance Agreement requesting the Fund to redeem all outstanding shares of Preferred stock, designating a date for such redemption no later than the second Dividend Payment Date following the date of delivery of such Redemption Request to the Fund.

         5. Miscellaneous. Unless the context otherwise requires, capitalized terms used herein shall have the meanings provided in the Insurance Agreement. Except as expressly amended hereby, the Insurance Agreement shall remain in full force and effect, and all references in the Insurance Agreement to "this Agreement" or to "the Insurance Agreement" shall mean the Insurance Agreement as amended by this Amendment No. 1. This amendment No. 1 may be executed in counterparts by the parties hereto, and each such counterpart shall be deemed an original and all such counterparts shall constitute one and the same instrument. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this AMENDMENT NO. 1, all as of the day and year first above written.

                                            FINANCIAL SECURITY ASSURANCE INC.


                                            By /S/ Illegible
                                               -----------------------------
                                                   Managing Director

                                            PROSPECT STREET HIGH INCOME
                                            PORTFOLIO, INC.


                                            By /S/ John A. Frabotta
                                               -----------------------------
                                                   Title:  Vice President